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                                                                   EXHIBIT 10.69


                       ACTIVE INGREDIENT SUPPLY AGREEMENT
                                 [(__________)]



     This Active Ingredient Supply Agreement (the "Agreement") dated this 29th day of March, 2000 between Watson Pharmaceuticals, Inc., a Nevada corporation, ("Watson") and Halsey Drug Co., Inc., a New York corporation ("Halsey").

                                    RECITALS

     A. Watson and Halsey have entered into a Product Purchase Agreement and a Finished Goods Supply Agreement, each of even date herewith, pursuant to which
(i) Halsey has sold, and Watson has purchased the Product Assets, as defined in the Product Purchase Agreement, relating to a formulation for [_____________________] and (ii) Halsey will manufacture and supply to Watson finished pharmaceutical goods containing the active pharmaceutical ingredient [_____________________] in capsule form for oral administration.

     B. Watson and Halsey desire to establish a relationship, pursuant to which Halsey (or its appropriate Affiliates) will supply, and Watson (or its appropriate Affiliates) will purchase, the Active Ingredient (as defined herein).

     In consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, Halsey and Watson hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1. "ACTIVE INGREDIENT" shall mean the active pharmaceutical ingredient [______________________].

     1.2. "ACTIVE INGREDIENT SPECIFICATIONS" shall mean the specifications for the Active Ingredient set forth in Exhibit A attached hereto, including (as applicable) statements of pharmaceutical manufacturing, filling, storage and quality control procedures, and labeling and packaging specifications (as such may be revised from time to time in accordance with the terms of this Agreement by written agreement executed by the parties). The parties acknowledge that there may be more than one form of Active Ingredient and that each such form will have its own Active Ingredient Specifications.

     1.3. "AFFILIATE" shall mean, with respect to any party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise.
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     1.4. "COMMERCIAL PRODUCT" shall mean a formulation of
[______________________] in capsule form for oral administration, packaged, labeled and finished to meet the certain specifications for acceptance set forth by Watson, and includes samples and trade packaging.

     1.5. "CONFIDENTIAL INFORMATION" shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or
(e) to have been independently developed by employees or agents of the other party without use of such information disclosed by the disclosing party to the other party.

     1.6. "DRUG MASTER FILE" shall mean Halsey's Drug Master File for manufacturing the Active Ingredient filed with the FDA, and the equivalent filing with the governing health authority of any other country.

     1.7. "FDA" shall mean the United States Food and Drug Administration, and any successor agency thereto.

     1.8. "GMP" shall mean current Good Manufacturing Practices promulgated by the FDA, and their equivalent promulgated by the governing health authority of any other country in which the Active Ingredient are manufactured by Halsey under this Agreement.

     1.9. "HALSEY INTELLECTUAL PROPERTY" shall mean the Intellectual Property obtained by, or licensed to, Watson under the Product Purchase Agreement.

    1.10. "INTELLECTUAL PROPERTY" shall mean Watson's and its Affiliates' rights existing as of the date hereof and as may be developed hereafter in and to all confidential or proprietary information, trade secrets, patent rights, technology, know-how, developments, improvements, techniques, data, methods, processes, instructions, formulas, recipes, drawings and specifications necessary to manufacture and supply the Active Ingredient hereunder, and shall include the Halsey Intellectual Property.

    1.11. "LIMITED WARRANTY" shall have the meaning defined in Section 2.5(d) hereof.

    1.12. "PERSON" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

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    1.13. "RAW MATERIAL COST" shall mean the cost of raw materials used to manufacture the Active Ingredient, determined in accordance with generally accepted accounting principles and consistent with Halsey's accounting practices for other active ingredients manufactured

    1.14. "REGULATORY DOSSIERS" shall mean all registrations, permits, licenses, authorizations, approvals, presentations, notifications or filings (together with all applications therefor), which are filed with or granted by the governing health authority of any country, and which are required to develop, make, use, sell, import or export the Active Ingredient and Commercial Products, other than the Drug Master File.

                                    ARTICLE 2
                        MANUFACTURE, SUPPLY AND PURCHASE

     2.1. LICENSE GRANT. Watson hereby grants to Halsey a non-exclusive license to use and practice the Intellectual Property solely to manufacture the Active Ingredient for Watson in accordance with the provisions of this Agreement. Watson makes no representation or warranty that the Intellectual Property licensed hereunder is sufficient to allow Halsey to perform its obligations hereunder.

     2.2. SUPPLY AND PURCHASE OBLIGATIONS. During the applicable term of this Agreement, Halsey shall manufacture and supply Active Ingredient for Watson. However, Watson shall not be entitled to purchase, and Halsey shall have no obligation to supply, Active Ingredient hereunder for manufacture of Commercial Product by a third party which meets the specifications for Commercial Products as set forth in the Finished Goods Supply Agreement [(__________)] of even date herewith, and is subject to ANDA No. [_____], so long as Halsey is supplying Watson with Finished Goods in accordance with such agreement. Halsey may manufacture and supply Active Ingredient to third parties, provided however that
(i) Halsey may not use the Intellectual Property for such purposes, and (ii) in the event of any shortage of Active Ingredient, Halsey shall fill Watson's orders in full prior to filling orders of any third party. Watson shall have no obligation to purchase Active Ingredient under this Agreement, except to the extent Watson provides to Halsey purchase orders pursuant to Section 2.4(c) below.

     2.3. MANUFACTURING PRACTICES.

          (a) Active Ingredient Specifications. Halsey shall manufacture the Active Ingredient in conformity with the Active Ingredient Specifications and in accordance with all applicable laws and regulations.

          (b) GMP. Halsey shall manufacture the Active Ingredient in accordance with GMP and the Drug Master File. Halsey shall advise Watson of any proposed process changes outside the Drug Master File prior to their implementation by Halsey. Watson shall have the right, at its sole expense, to audit Halsey for compliance with GMP on reasonable notice during normal business hours at least once in each calendar year, and more often in Watson's reasonable discretion.

          (c) Certificates of Analysis. Halsey shall provide Watson with a certificate of analysis for each shipment of Active Ingredient manufactured and supplied hereunder based upon a reference standard established by Halsey and reasonably acceptable to Watson.

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          (d)  Quality Control Information. Upon the reasonable request of
Watson, Halsey shall provide Watson with such information, including analytical and manufacturing documentation, requested by Watson regarding quality control of Active Ingredient supplied hereunder.

          (e) Inspection. Watson, or its designee, may, at its own expense, with prior reasonable notice and during regular business hours, visit the facilities used by Halsey to manufacture Active Ingredient to review the Active Ingredient related records and the facilities.

          (f) Technical Requirements. In addition Halsey shall comply with the technical requirements set forth on Exhibit B.

     2.4. FORECASTS AND ORDERS.

          (a) Forecasts. Not less than forty-five (45) days prior to the first day of each calendar quarter, Watson shall prepare and provide Halsey with a written forecast of the estimated Active Ingredient requirements of Watson and its Affiliates for each of the following four (4) calendar quarters. Such forecast shall constitute a binding purchase obligation of Watson with respect to the first quarter thereof, and the rest of such forecast shall be non-binding.

          (b) Supply Obligation. Each calendar quarter, Halsey shall be required to manufacture, supply and deliver to Watson such quantities of Active Ingredient as Watson orders pursuant to Section 2.4(c) below, up to one hundred and twenty five percent (125%) of the quantity forecasted for such calendar quarter in the most recent forecast under Section 2.4(a) above. Halsey shall use its commercially reasonable efforts to manufacture, supply and deliver to Watson any quantities of Active Ingredient as Watson orders pursuant to Section 2.4(c) below, in excess of one hundred and twenty five percent (125%) of the quantity forecasted for such calendar quarter in the most recent forecast under Section 2.4(a) above, and shall fill all of Watson's orders (for Active Ingredient or finished goods order by Watson under the Finished Goods Supply Agreement, as determined by Watson) prior to filling orders of any third party for Active Ingredient. If Halsey becomes aware of any circumstances that may cause Halsey to default in its obligation above to deliver such quantities of conforming Active Ingredient as Watson orders for any calendar quarter, Halsey shall give Watson prompt written notice describing such circumstances, together with a proposed course of action to remedy such failure.

          (c) Orders. Watson shall make all purchases hereunder by submitting firm purchase orders to Halsey. Each such purchase order shall be in writing in a form reasonably acceptable to Halsey, and shall specify the form of Active Ingredient ordered, the quantity ordered, the price therefor under Section 3.1 below, the place of delivery and the required delivery date therefor, which shall not be less than sixty (60) days after the date of such purchase order. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.

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     1.5. DELIVERY AND ACCEPTANCE.

          (a) Delivery. All Active Ingredient supplied under this Agreement shall be shipped F.O.B. Halsey's place of manufacture to such location as designated by Watson (which may be a Watson facility or the facility of a contractor of Watson) in the applicable purchase order. Watson shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Active Ingredient purchased by Watson hereunder. Title and risk of loss and damages to Active Ingredient purchased by Watson hereunder shall pass to Watson upon delivery to Watson's designated carrier.

          (b) Rejection and Cure. If a shipment of Active Ingredient or any portion thereof fails to conform to the Active Ingredient Specifications, then Watson shall have the right to reject such nonconforming shipment of Active Ingredient or the nonconforming portion thereof, as the case may be. Watson shall give written notice to Halsey of its rejection hereunder, within forty five (45) days after Watson's receipt of such shipment, specifying the grounds for such rejection. The nonconforming shipment of Active Ingredient, or the nonconforming portion thereof, shall be held for Halsey's disposition, or shall be returned to Halsey, in each case at Halsey's expense, as directed by Halsey. Halsey shall use its commercially reasonable efforts to replace each nonconforming shipment of Active Ingredient, or the nonconforming portion thereof, with conforming Active Ingredient as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so within forty five (45) days after receipt of notice of rejection thereof.

          (c) Packaging. Halsey shall supply Active Ingredient under this Agreement in labeled bulk containers reasonably acceptable to Watson.

          (d) Warranty. Halsey warrants that (a) Active Ingredient manufactured hereunder shall conform with the Active Ingredient Specifications; (b) Active Ingredient shall be manufactured hereunder in accordance with all applicable laws and regulations, GMP and the Drug Master File; and (c) the manufacture and sale of Active Ingredient by Halsey hereunder, and the use thereof by Watson and its Affiliates contemplated hereby, shall not infringe the patent rights of any Person or constitute a misappropriation of the trade secrets or other intellectual property rights of any Person, except for any such infringement or misappropriation arising directly from Halsey's use of the Intellectual Property (excluding, for purposes hereof, the Halsey Intellectual Property) (collectively, parts (a), (b) and (c) above comprise the "Limited Warranty"). HALSEY MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACTIVE INGREDIENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

          (e) Cover. If Halsey fails to timely deliver to Watson the quantity of conforming Active Ingredient that Watson orders under any purchase order pursuant to Section 2.4(c) above (subject to the provisions of Section 2.4(b) above), after providing written notice to Halsey, Watson shall have the right to purchase substitute Active Ingredient from a third party in substitution for the quantity of conforming Active Ingredient which Halsey failed to deliver hereunder. Halsey shall reimburse Watson on demand for the difference between the cost of obtaining such substitute Active Ingredient (plus any commercially reasonable charges, expenses or commissions incurred by Watson in connection with effecting cover, and any other reasonable expenses incident to such failure), less the price which would have been due to Halsey for the like quantity of Active Ingredient if supplied by Halsey hereunder.

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                                   ARTICLE 3
                            PRICE AND PAYMENT TERMS

     3.1. PRICE. Watson shall purchase from Halsey all Active Ingredient which are accepted pursuant to Section 2.5 above at a price of [__________________________________________] per [______] on each anniversary of the date hereof, Halsey may increase such price to reflect any increase in the Raw Material Costs during the preceding year. Such new price shall be effective for all orders received by Halsey thirty (30) days after written notice of such increase by Halsey to Watson, such notice, showing in reasonably specific detail the calculation of such increase.

     3.2. INVOICING. Upon shipment of Active Ingredient to Watson, Halsey shall submit invoices therefor to Watson. Watson shall pay each invoice in full within forty five (45) days after the date of invoice. All payment shall be made in U.S. Dollars.

     3.3. SALES AND USE TAXES. Watson shall be solely responsible for the payment of all federal, state, or local sales, use or value-added tax, excise or similar charge, or other tax assessment (other than that assessed against income), assessed or charged on the sale of Active Ingredient sold pursuant to this Agreement.

     3.4. AUDIT RIGHT. Upon the written request of Watson and not more than once in each calendar year, Halsey shall permit an independent certified public accounting firm, selected by Watson and reasonably acceptable to Halsey to have access during normal business hours to such of the records of Halsey as may be reasonably necessary to verify the accuracy of Halsey's calculation of any price increase hereunder for any period ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Watson only whether the calculations are correct or not and the specific details concerning any discrepancies. If such accounting firm concludes that the price increase was overstated during the audited period, Halsey shall reimburse Watson for the amount overpaid by Watson hereunder for such period within thirty (30) days of the date Watson delivers to Halsey such accounting firm's written report so concluding. The fees and expenses charged by such accounting firm shall be paid by Watson; provided, however, if the audit discloses that the price increase was overstated during the audited period by more than five percent (5%), then Halsey shall pay the reasonable fees and expenses charged by such accounting firm.

                                    ARTICLE 4
                       FURTHER OBLIGATIONS OF THE PARTIES

     4.1. DRUG MASTER FILE. Halsey has filed, shall be solely responsible for maintaining, and shall maintain, the Drug Master File. Watson shall have the nonexclusive right to reference the Drug Master File in all applicable Regulatory Dossiers for Commercial Products. All such Regulatory Dossiers shall be owned by Watson and Halsey shall have no rights therein except as set forth herein.

     4.2. FACILITY QUALIFICATION. Halsey shall, at no cost to Watson, take all such actions to qualify (and thereafter to maintain qualification of) the facility (or facilities) at which Halsey manufactures Active Ingredient hereunder, as required under applicable law in the United States and each other country in which Watson has informed Halsey that Watson intends to sell Commercial Products incorporating the Active Ingredient, to enable Watson to obtain and maintain all applicable Regulatory Dossiers for the Commercial Products.

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     4.3. REGISTRATION ASSISTANCE. Upon the reasonable request of Watson, Halsey promptly shall, at no cost to Watson, provide Watson with such information, samples and technical assistance, and otherwise reasonably cooperate with Watson, in connection with the preparation, prosecution and maintenance of all applicable Regulatory Dossiers for the Active Ingredient.

     4.4. RECALL. In the event either party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Commercial Product containing an Active Ingredient which was sold by Halsey or its Affiliates to Watson or its Affiliates under this Agreement (a "Recall"), Halsey and Watson shall consult with each other as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any such Commercial Product shall be made by Watson; provided, however, that Halsey shall not be prohibited hereunder from taking any action that it is required to take by applicable law. Watson shall bear all costs in connection with any such Recall; provided, however, that Halsey shall reimburse Watson for all reasonable out-of-pocket expenses incurred by Watson in connection with any such Recall attributable to any breach by Halsey hereof, including without limitation, Halsey's failure to manufacture and supply any Active Ingredient in accordance with the Limited Warranty.

     4.5. FURTHER OBLIGATIONS OF HALSEY. During the term of this Agreement, Halsey shall:

          (a) At its own expense, promptly respond to all reasonable inquiries from Watson pertaining to the supply of Active Ingredient.

          (b) Without limiting the other provisions of this Agreement, use its commercially reasonable efforts at all times to minimize Active Ingredient delivery time.

          (c) Furnish to Watson current copies of all issued master batch records, procedures, specifications and methods and standard operating procedures related to the Active Ingredient and submit to Watson for written approval prior to implementation any and, all proposed changes to the same.

          (d) Promptly notify Watson and the FDA of any change in the manufacturing process that may affect the quality or safety of the Active Ingredient; provided however, if such change would materially affect Watson's business, Watson and Halsey shall mutually agree to a schedule for such change.

          (e) Promptly notify Watson of any comments, responses or notices received from the FDA, or other applicable regulatory authorities, which relate to or may impact the Active Ingredient or the manufacture of Active Ingredient. At its own cost, obtain and maintain any and all Federal and state regulations and/or licenses with respect to the manufacture, by Halsey, of the Active Ingredient.

          (f) Provide ongoing technical product and process support with respect to the Active Ingredient.

     4.6. FURTHER OBLIGATIONS OF WATSON. During the term of this Agreement, Watson shall:

          (a) At its own expense, promptly respond to all reasonable inquiries from Halsey pertaining to the supply of Active Ingredient.

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          (b)  Promptly notify Halsey of any comments, responses or notices received from the FDA, or other applicable regulatory authorities, which relate to or may impact the Active Ingredient or the manufacture of the Active Ingredient by Halsey.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

     5.1. REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants to the other party as follows:

          (a) Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

          (b) Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

          (c) Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with its performance of this Agreement have been obtained.

          (d) No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any material contractual obligation of such party.

     5.2. INSURANCE. Halsey and Watson shall maintain comprehensive general liability insurance, including product liability insurance against claims regarding the manufacture of Active Ingredient under this Agreement, in such amounts as it customarily maintains for similar products and activities. Each party shall maintain such insurance during the term of this Agreement and thereafter for so long as it customarily maintains insurance for itself for similar products and activities. Each party shall cause the other party to be named as an additional insured under such insurance and shall provide the other party proof of such insurance upon request. Each party shall give the other party at least thirty (30) days notice of any cancellation, termination or change in such insurance. Either party may substitute a self insurance program on notice to the other party with information demonstrating the adequacy of such program.

                                    ARTICLE 6
                                 INDEMNIFICATION

     6.1. HALSEY'S INDEMNITY OBLIGATIONS. Halsey shall defend, indemnify and hold harmless Watson, its Affiliates and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all losses, liabilities, claims, actions, proceedings, damages and expenses (including without limitation reasonable attorneys' fees and expenses) (herein "Damages") relating to or arising (a) from the manufacture of the Active Ingredient, (b) any breach by Halsey or its Affiliates of this Agreement,

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including without limitation, the failure of the Commercial Products to meet the
Limited Warranty or (c) any claims, infringement or misappropriation relating to the Halsey Intellectual Property, provided however, Halsey shall have no obligation to indemnify Watson to the extent such Damages relate to Halsey's use of the Intellectual Property (other than the Halsey Intellectual Property).

     6.2. WATSON'S INDEMNITY OBLIGATIONS. Watson shall defend, indemnify and hold harmless Halsey and its Affiliates, and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all Damages arising out of (a) the handling, possession, use, marketing, distribution or sale of any Commercial Products containing Active Ingredient supplied hereunder by Watson or its Affiliates or any of their distributors or agents, except to the extent such Damages give rise to an indemnification claim of Watson under Section 6.1 above,
Section 6.1 of the Finished Goods Supply Agreement, or Section 7.1 of the Product Purchase Agreement and (b) any claims of infringement or misappropriation relating to the Intellectual Property (other than the Halsey Intellectual Property).

     6.3. INDEMNIFICATION. A party (the "indemnitee") that intends to claim indemnification under this Article 6 shall notify the other party (the "indemnitor") promptly in writing of any action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is prejudiced thereby. The indemnitor shall have the right, by notice to the indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the indemnitor's receipt of notice of any action or claim with counsel of the indemnitor's choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnitor. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party which shall not be unreasonably withheld; provided that the indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the indemnitee any liability or obligation which cannot be assumed and performed in full by the indemnitor, and the indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer.

     6.4. LIMITATIONS ON INDEMNIFICATION. Notwithstanding any contrary provision herein:

          (i) no party shall be entitled to indemnification with respect to any claim or suit to the extent such claim or suit results from (a) its own negligence or willful misconduct, or (b) any action to which it has consented in writing; and

         (ii) neither party shall be liable to the other for any consequential, incidental or indirect damages, including damages for lost profits, loss of opportunity or use of any kind, suffered by the other party, whether in contract, tort or otherwise.

                                    ARTICLE 7
                        RELATIONSHIP BETWEEN THE PARTIES

     7.1. INDEPENDENT CONTRACTOR. The relationship between Halsey and Watson is solely that of buyer and seller, it being understood that each party is acting as an independent contractor for

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its own account and this Agreement does not establish a joint venture, agency, partnership or employer/employee relationship between the parties. Neither party shall have authority to conclude contracts or otherwise to act for or bind the other party in any manner, whatsoever, as agent or otherwise. Any and all contracts and agreements entered into by either party shall be for that party's sole account and risk and shall not bind the other party in any respect.

                                    ARTICLE 8
                      CONFIDENTIALITY AND PUBLIC DISCLOSURE

     8.1. CONFIDENTIALITY. Except for literature and information intended for disclosure to customers, and except as may be required to obtain government approval to manufacture, sell or use the Commercial Products or Active Ingredient, each party will treat as confidential the Confidential Information, and will take all necessary precautions to assure the confidentiality of such information. Each party agrees to return to the other party upon the expiration or termination of this Agreement all Confidential Information acquired from such other party, except as to such information it may be required to retain under applicable law or regulation, and except for one copy of such information to be retained by such party's legal department. Neither party shall, during the period of this Agreement or for three (3) years thereafter, without the other party's express prior written consent use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each party, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this Agreement. The obligations of confidentiality shall not apply to information that the receiving party is required by law or regulation to disclose, provided however that the receiving party shall so notify the disclosing party of its intent and cooperate with the disclosing party on reasonable measures to protect the confidentiality of the information.

     8.2. PUBLIC DISCLOSURE. Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with applicable laws, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either party's performance hereunder will be made without the other party's prior written approval, which approval shall not be unreasonably withheld. The parties agree that they will use reasonable efforts to coordinate any initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously.

                                   ARTICLE 9
                              TERM AND TERMINATION

     9.1. TERM. Unless terminated earlier pursuant to Section 9.2 below, the initial term of this Agreement shall expire on the date ten (10) years after the date hereof; provided, however, that the term of this Agreement shall be automatically extended for up to two (2) successive additional terms of five (5) years each thereafter unless either party gives to the other not less than one
(1) year's written notice of termination prior to the expiration of the initial term, or any additional term, of this Agreement.

     9.2. TERMINATION.

          (a) By Either Party. A party shall have the right to terminate this Agreement, upon or after the breach of any material provision of this Agreement by the other party if the other

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party has not cured such breach within sixty (60) days after receipt of written notice thereof from the non-breaching party.

          (b) By Watson. Watson shall have the right to terminate this Agreement, on sixty (60) days written notice to Halsey, if Halsey fails to deliver to Watson such quantities of conforming Active Ingredient as Watson orders pursuant to Section 2.4(c) above (subject to the provisions of Section 2.4(b) above) for any four (4) out of eight (8) consecutive calendar quarters.

          (c) Effect of Expiration and Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 4.4 and 5.2 and Articles 6 and 8 shall survive any expiration or termination of this Agreement. Upon termination or expiration, each party shall immediately deliver to the other (and cause any of its employees, agents or representatives to so deliver), at such party's expense, all Confidential Information of the other party, including without limitation any and all copies, duplications, summaries and/or notes thereof or derived therefrom, regardless of the format.

                                   ARTICLE 10
                                  MISCELLANEOUS

    10.1. NOTICES. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopier, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

    If to Watson, to it at:


    Watson Pharmaceuticals, Inc.
    311 Bonnie Circle
    Corona, CA  92880
    Attention: Chief Operating Officer
    Telecopier: (909) 270-1429


    with a copy to:


    Watson Pharmaceuticals, Inc.
    311 Bonnie Circle
    Corona, CA  92880
    Attention: General Counsel
    Telecopier No.: (909) 279-8094

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

    If to Halsey, to it at:


    Halsey Drug Company, Inc.
    695 N. Perryville Road
    Rockford, Illinois  61107
    Attention: Chief Executive Officer
    Telecopier No.: (815) 399-9710

    10.2. ASSIGNMENT. Neither party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other party having been obtained, assign or transfer this Agreement to any person or entity, in whole or in part, provided that, each party may assign or transfer this Agreement to any Affiliate or to any successor by merger of such party or its pharmaceutical business, or upon a sale of all or substantially all of such parties assets, or the assets of its pharmaceutical business, without the prior written consent of the other party hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

    10.3. SEVERABILITY. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and the Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either party, the parties shall attempt to renegotiate such provision in good faith.

    10.4. ENTIRE AGREEMENT. This Agreement and all Exhibits attached hereto contain the sole and entire agreement and understanding of the parties hereto and their respective Affiliates and representatives related to the subject matter hereof and supersede all oral or written agreements concerning the subject matter made prior to the date of this Agreement.

    10.5. AMENDMENT; WAIVER. This Agreement cannot be amended, changed, modified or supplemented orally, and no amendment, change, modification or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Halsey and Watson, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith. The failure of either party to enforce, at any time, or for any period of time, any provision hereof or the failure of either party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party's right to enforce such provision or exercise such option. No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

    10.6. GOVERNING LAW, DISPUTE RESOLUTION, ARBITRATION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California and the United States, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

     The parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a "Dispute") through negotiations between senior executives of Watson and Halsey. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the parties) of notice of the Dispute (the "Executive Resolution Period"), then the parties agree to

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

submit the Dispute to arbitration as provided herein. Unless otherwise mutually agreed by the parties, only if the Dispute is not resolved through negotiations as set forth herein, may a party resort to arbitration.

     All Disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American Arbitration Association as then in effect. In the event either party demands arbitration, it shall do so within thirty (30) days after the expiration of the Executive Resolution Period (or any mutually agreed extension) and shall include a request that such arbitration be held within thirty (30) days of such demand. The arbitration hearing shall be held as soon as practicable. The arbitration hearing shall be held in Orange County, California and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rule of the American Arbitration Association pursuant to its rules on selection of arbitrators. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than ten (10) business days after the hearing. In any arbitration, the prevailing party shall be entitled to reimbursement of its reasonable attorneys fees and the parties shall use all reasonable efforts to keep arbitration costs to a minimum.

    10.7. SINGULAR AND PLURAL FORMS. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

    10.8. HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

    10.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

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


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.



                                               WATSON PHARMACEUTICALS, INC.



                                                  By:/s/ Robert C. Funsten
                                                  Name:
                                                       -------------------------
                                                  Title: Senior Vice President


                                                  HALSEY DRUG CO., INC.


                                                  By:/s/ Michael Reicher
                                                  Name:
                                                       -------------------------
                                                  Title: Chief Executive Officer


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